Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

WildHorse Resource Development Corporation:

We consent to the use of our report dated June 9, 2017, with respect to the Statements of Revenue and Direct Operating Expenses of Anadarko Petroleum Corporation’s Eaglebine and Northstars Properties for the years ended December 31, 2016, 2015, and 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus. The audit report contains an emphasis of matter paragraph relating to financial presentation and required supplemental information.

/s/ KPMG LLP

Houston, Texas

December 4, 2018